                                                                                                                      EXHIBIT 12



                                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993
                                                                     SIX MONTHS ENDED JUNE 30, 1998
                                                                          (Dollars in Millions)



                                          Six Months Ended
                                              June 30,                      Years Ended December 31,
                                               1998                  1997        1996       1995       1994       1993

Earnings:
  Net Income (before Pref. Dividends)          $110.1                $230.0      $220.7     $174.0     $121.4     $171.5
  Add:  Provisions for Income Taxes              62.2                 113.6       119.1       99.1       62.5       90.7
        Fixed Charges (per below)                62.9                 129.6       130.5      136.3      118.3      110.2


Total Earnings (as defined by Reg. S-K)        $235.2                $473.2      $470.3     $409.4     $302.2     $372.4

Fixed Charges:
  Interest on Long-Term Debt                   $ 57.3                $113.6      $112.3     $113.9     $106.6     $ 96.9
  Other Interest Expense                          3.9                  11.7        13.3       17.1        6.8        8.7
  Amort. of Debt Disc. & Exp., Net                1.3                   2.6         2.6        2.5        2.2        1.8
  Rentals Interest Portion                        0.4                   1.7         2.3        2.8        2.7        2.8


Total Fixed Charges (as defined by Reg. S-K)   $ 62.9                $129.6      $130.5     $136.3     $118.3     $110.2

Coverage Ratio (Earnings/Fixed Charges)          3.74                  3.65        3.60       3.00       2.55       3.38




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